Exhibit 107.1

Calculation of Filing Fee Table

FORM S-8

(Form Type)

SMART GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, $0.03 par value per share	Rules 457(c) and 457(h)	1,297,347(2)	$25.60(3)	$33,212,083.20	0.0001476	$4,902.11

Equity	Ordinary shares, $0.03 par value per share	Rules 457(c) and 457(h)	600,000(4)	$21.76(5)	$13,056,000.00	0.0001476	$1,927.07

Equity	Ordinary shares, $0.03 par value per share	Rules 457(c) and 457(h)	147,488(6)	$25.60(3)	$3,775,692.80	0.0001476	$557.30

Total Offering Amounts			2,044,835		$50,043,776.00		$7,386.48

Total Fee Offsets(7)							$—

Net Fee Due							$7,386.48

(1)

In the event of a stock split, stock dividend or similar transaction involving the Registrant’s ordinary shares, $0.03 par value per share, the number of ordinary shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents ordinary shares that were automatically added to the shares authorized for issuance under the Registrant’s Amended and Restated 2017 Share Incentive Plan, as amended (the “2017 Plan”), on August 26, 2023 pursuant to an “evergreen” provision contained in the 2017 Plan. Pursuant to such provision, the number of ordinary shares reserved for issuance under the 2017 Plan automatically increases on the first day of each fiscal year, starting on September 1, 2017 and continuing through September 1, 2026, by an amount equal to the lesser of (i) 3,000,000 ordinary shares, (ii) 2.5% of the number of ordinary shares outstanding on such date, or (iii) an amount determined by the Registrant’s board of directors. Accordingly, the number of ordinary shares available for issuance under the 2017 Plan was automatically increased by 1,297,347 ordinary shares effective August 26, 2023, which is equal to 2.5% of the total number of ordinary shares outstanding as of August 26, 2023.

(3)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ordinary shares on April 5, 2024 as reported on the Nasdaq Global Select Market.

(4)

Represents ordinary shares that were automatically added to the shares authorized for issuance under the Registrant’s 2018 Employee Share Purchase Plan (the “ESPP”) on September 1, 2023 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of ordinary shares reserved for issuance under the ESPP automatically increases on September 1 of each year, starting on September 1, 2018 and continuing through September 1, 2027, by an amount equal to the lesser of (i) 1.5% of the number of ordinary shares issued and outstanding on the immediately preceding fiscal year end date, (ii) 600,000 ordinary shares, or (iii) an amount determined by the Registrant’s board of directors. Accordingly, the number of ordinary available for issuance under the ESPP was automatically increased by 600,000 ordinary shares effective September 1, 2023.

(5)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ordinary shares on April 5, 2024 as reported on the Nasdaq Global Select Market, multiplied by 85%.

(6)	Represents ordinary shares that became available for issuance under the 2017 Plan as a result of forfeitures of outstanding awards pursuant to Section 4(a) of the 2017 Plan.
(7)	The Registrant does not have any fee offsets.